Exhibit 10.13
McKESSON CORPORATION
CHANGE IN CONTROL POLICY FOR SELECTED EXECUTIVE EMPLOYEES
(Amended and Restated on April 21, 2009)

McKESSON CORPORATION
CHANGE IN CONTROL POLICY FOR SELECTED EXECUTIVE EMPLOYEES
(Amended and Restated on April 21, 2009)
1. ADOPTION AND PURPOSE OF POLICY.
The McKesson Corporation Change in Control Policy for Selected Executive Employees (the “Policy”) was adopted effective November 1, 2006 by McKesson to provide a program of severance payments to certain employees of McKesson and its designated subsidiaries whose employment is terminated as the result of a Change in Control. The Policy is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2510.3-1 of the regulations issued thereunder. This document constitutes both the plan document and the summary plan description of the Policy. The plan administrator of the Policy for purposes of ERISA is McKesson. The Committee amended and restated this Policy effective as of November 1, 2006, October 29, 2008, and to read as set forth herein on April 21, 2009.
2. CHANGE IN CONTROL BENEFITS.
(a) Basic Change in Control Benefits. In the event of the occurrence of a Change in Control where a Participant’s employment is terminated under circumstances that constitute a Separation from Service (i) proximate to and initiated at the direction of the person or entity that is involved in, or otherwise in connection with, such Change in Control, for any reason other than Cause or (ii) initiated by the Participant for Good Reason, and if such termination of employment occurs within the period six (6) months preceding or twenty-four (24) months following a Change in Control, that Participant shall be entitled to a Change in Control benefit equal to the following:
     Tier One Participant: 2.99 times Earnings
     Tier Two Participant: 2 times Earnings
     Tier Three Participant: 1 times Earnings
(b) Other Change in Control Benefits. A Participant who is entitled to the basic Change in Control benefit provided in (a) above also shall be entitled to the following:
     (i) If the Participant is a Tier One Participant and is covered by the Executive Benefit Retirement Plan, his or her straight life annuity benefits under that Plan shall be calculated by adding three additional years of age and three (3) additional years of service to the Participant’s actual age and service; provided, however, that the actuarially equivalent lump sum value amount shall be based on the Participant’s actual age; and
     (ii) The Participant is and his or her eligible dependents are eligible to have continued coverage under McKesson-sponsored medical plan benefits or comparable medical plan benefits in which the Participant was a participant at the time of Separation from Service for the number of years set forth below from the date of Separation from Service, at a cost no greater than the cost in effect at the time of the Change in Control:

                Tier One Participant 3 years
                 Tier Two Participant 2 years
                 Tier Three Participant 1 year
     (iii) The Participant is eligible to have continued Company-paid life insurance at the level in effect on the date of the Change in Control for the number of years set forth below from the date of termination:
                 Tier One Participant 3 years
                 Tier Two Participant 2 years
                 Tier Three Participant 1 year
     (iv) The Participant is eligible for reasonable outplacement services, in an amount not to exceed the amount determined by the Executive Vice President, Human Resources; provided, however, that the expenses for such services shall not be incurred by the Participant at any time after the last day of the second (2nd) taxable year following the taxable year in which the Participant’s Separation from Service occurs, and such expenses shall not be reimbursed by McKesson at any time after the last day of the third (3rd) taxable year following the taxable year in which Executive’s Separation from Service occurs.
     (v) If, as a result of the Participant’s employment with McKesson or termination thereof, the benefits received by the Participant (the “Total Payments”) are subject to the excise tax provision set forth in Section 4999 of the Code (the “Excise Tax”), McKesson shall pay to Participant an additional amount (the “Gross-Up Payment”) such that the net amount retained by Participant, after deduction of any Excise Tax on the benefits received hereunder and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments; provided, however, that subject to paragraph c the Gross-Up Payment shall be made to Participant no later than the end of the taxable year following the taxable year in which his or her applicable taxes are remitted to the taxing authorities. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Participant and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent “reasonable compensation” for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this paragraph, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes). In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Participant shall repay to McKesson, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Participant, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Participant’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at one hundred twenty percent (120%) of the rate provided in Section 1274(b)(2)(B) of the Code). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), McKesson shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Participant with respect to such excess) within five business days following the time that the amount of such excess is finally determined. The Participant and McKesson shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
     (vi) Each benefit provided for in this paragraph (b) is a separate “payment” within the meaning of Treasury Regulation section 1.409A-2(b)(2)(i). The benefit provided in subparagraphs (ii) — (iv) above may be in the form of a reimbursement or an in-kind benefit (payment made directly to the provider of the benefits). Such reimbursements or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.
(c) If any of the payments or benefits payable to Executive under this Agreement when considered together with any other payments or benefits which may be considered deferred compensation under Section 409A of Code would result in the imposition of additional tax under Section 409A of the Code if paid to Executive on or within the six (6) month period following Executive’s Separation from Service, then to the extent such portion of the payments or benefits resulting in the imposition of additional tax would otherwise have been payable on or within the first six (6) months following his or her Separation from Service, shall be paid or reimbursed in a lump sum in the seventh (7th) month following such Separation (or such longer period as is required to avoid the imposition of additional tax under Section 409A of the Code). If any amount due under paragraph (a) above is delayed under this paragraph (c), then such lump sum amount shall accrue interest at DCAP Rate for the period of such deferral, which interest shall be paid together with such payment. All subsequent payment or benefits will be payable in accordance with the payment schedule applicable to each such payment or benefits.
(d) Nothing in this Policy shall alter or impair any rights a Participant may have upon his or her Separation from Service under any other plan or program of the Company; provided, however, if a Participant receives payments under this Policy that Participant will be precluded from receiving payment under any other Company-sponsored severance plan or policy. Notwithstanding the foregoing, no individual covered by an agreement with the Company or an affiliate that provides for benefits in the event of a change in control or similar event shall be a Participant in this Policy.
(e) Notwithstanding any provision in this Policy, no payments will be made to a Participant under this Policy until the Participant provides to the Company a signed a release of claims, in a form that the Company provides to the Participant, and does not revoke such release during the applicable statutory period provided to revoke a release, if any (the “revocation period”). If the Participant does not revoke his or her signed release by the end of the revocation period, then the Participant shall have an “Effective Release” on file with the Company. No payments will be made to a Participant under this Policy unless the Company has an Effective Release from that Participant prior to sixty-five (65) days after the Participant’s Separation from Service.
3. FORM OF BENEFIT.
The benefit described in Section 2(a) shall be paid in a lump sum within ninety (90) days following the date of the Participant’s Separation from Service, but in no event prior to the effectiveness of a Release (as defined in Section 2(e)); provided, however, that if the Participant is a Specified Employee on the date of his or her Separation from Service, any payment or portion of the payment that is scheduled to be made in the six (6) month period following the Participant’s Separation from Service, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A of the Code, would result in the imposition of additional tax under Section 409A of the Code if paid to the Participant on or within the six (6) month period following his or her Separation from Service if made in such six (6) month period shall be made in the seventh (7th) month following the month in which the Participant’s Separation from Service occurs. Such payment shall include an additional amount representing interest credited at the rate being credited to accounts under McKesson’s Deferred Compensation Administration Plan III during the period of delay measured from Participant’s Separation from Service until the scheduled payment date.
4. EFFECT OF DEATH OF EMPLOYEE.
Should a Participant die after a Separation from Service and becoming eligible to receive the benefits provided in Section 2(a) prior to the payment of the entire benefit due hereunder, but prior to the benefit being paid to the Participant, the benefit payable under Section 2(a) shall be paid in a lump sum to the Participant’s surviving spouse, or, if none, to his or her surviving children or, if none, to his or her estate, as soon as reasonably practicable, but in no event later than ninety (90) days, after the date of death. The benefits set forth in Section 2(b) (other than subsection (iv)) shall continue to apply following the Participant’s death. If a Participant dies prior to Separation from Service, no payments will be made or benefits provided under this Policy.
5. AMENDMENT AND TERMINATION.
McKesson reserves the right to amend the Policy or increase or decrease the amount of any benefit provided under the Policy by action of the Compensation Committee of the Board. Furthermore, no such action shall have the effect of decreasing the benefit of a Participant whose Separation from Service following a Change in Control occurred prior to the date of the Board’s or Compensation Committee’s action, and, no action taken within six (6) months before or twenty-four (24) months after a Change in Control shall be effective if the result of such action would be to decrease the benefit of any individual who has been designated a Participant pursuant to Section 10(g)(i).
The Board in its discretion may at any time terminate the Policy in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix).
6. ADMINISTRATION AND FIDUCIARIES.
(a) Plan Sponsor and Administrator. McKesson is the “plan sponsor” and the “Administrator” of the Policy, within the meaning of ERISA.
(b) Administrative Responsibilities. McKesson shall be the named fiduciary, within the meaning of ERISA, with the power and sole discretion to determine who is eligible for benefits under the Policy, to determine the value of benefits paid in any form other than cash or the present value of any cash or other benefits paid over time, to interpret the Policy and to prescribe such forms, make such rules, regulations and computations and prescribe such guidelines as it may determine are necessary or appropriate for the operation and administration of the Policy and to change the terms of or rescind such rules, regulations or guidelines. Such determinations of eligibility, rules, regulations, interpretations, computations and guidelines shall be conclusive and binding upon all persons. In administering the Policy, McKesson shall at all times discharge its duties with respect to the Policy in accordance with the standards set forth in Section 404(a)(1) of ERISA.
(c) Allocation and Delegation of Responsibilities. The Compensation Committee may allocate any of McKesson’s responsibilities for the operation and administration of the Policy among McKesson’s officers, employees and agents. It may also delegate any of McKesson’s responsibilities under the Policy by designating, in writing, another person to carry out such responsibilities.
(d) No Individual Liability. It is declared to be the express purpose and intent of McKesson that no individual liability shall attach to or be incurred by any member of the Board of McKesson, or by any officer, employee representative or agent of the Company, under, or by reason of the operation of, the Policy.
(e) Employer Identification Number and Policy Number. The employer identification number (EIN) assigned to McKesson by the Internal Revenue Service is 94-3207296. The plan number (PIN) assigned to the Policy by McKesson is 551.
(f) Policy Year. All records with respect to the Policy are kept on a calendar year basis.

(g) Legal Actions. No lawsuit can be brought to recover a benefit under the Policy until an individual or his or her representative has done all of the following: (i) filed a written claim as required by the Policy, (ii) received a written denial of the claim (or the claim is deemed denied as described below), (iii) filed a written request for a review of the denied claim with the Administrator, and (iv) received written notification that the denial of the claim has been affirmed (or the denial is deemed to be affirmed as described below).
(h) Agent for Service of Legal Process. If an individual wishes to take legal action after exhausting the Policy’s claims and appeal procedures, legal process should be served on: Senior Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The individual may also serve process on the Policy by serving the Administrator at the address shown above.
(i) ERISA Rights.
     (i) Participants are entitled to certain rights and protections under Title I of ERISA.
     (ii) Participants may examine without charge all official Policy documents during business hours in the McKesson Benefits Department. These documents include the legal texts of the plans, Policy descriptions and annual reports that McKesson files with the U.S. Department of Labor.
     (iii) Participants may also obtain a copy of any of these documents by writing to the Administrator, and may be charged a reasonable fee for copies.
     (iv) Participants have the right to receive a summary of the Policy’s annual financial report. The Administrator is required by law to furnish each Participant with a copy of this summary annual report.
     (v) Questions about this Policy should be directed to the Administrator. Participants that have any questions about this statement or about his or her rights under ERISA, or if he or she needs assistance in obtaining documents from the Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
     (vi) No right to a benefit under the Policy shall depend (or shall be deemed to depend) upon whether a Participant retires or elects to receive retirement benefits under the terms of any employee pension benefit plan.
     (vii) The Policy shall contain no terms or provisions except those set forth herein, or as hereafter amended in accordance with the provisions of Section 5. If any description made in any other document is deemed to be in conflict with any provision of the Policy, the provisions of the Policy shall control.

7. CLAIMS AND APPEAL PROCEDURES
(a) Informal Resolution of Questions. Any Participant who has questions or concerns about his or her benefits under the Policy is encouraged to communicate with the Human Resources Department of McKesson. If this discussion does not give the Participant satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section 7.
(b) Formal Benefits Claim — Review by Executive Vice President, Human Resources.1 A Participant may make a written request for review of any matter concerning his or her benefits under this Policy. The claim must be addressed to the Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California. 94104. The Executive Vice President, Human Resources or his or her delegate (“Executive Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Executive Vice President shall review the request and shall issue his or her decision, in writing, no later than ninety (90) days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial ninety (90) day period, and the notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of ninety (90) days from the end of the initial period. Any claim under this Policy must be brought within two (2) years of the date the events giving rise to the claim first occurred.
(c) Notice of Denied Request. If the Executive Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section 7(b). The notice shall set forth the specific reason for the denial, reference to the specific Policy provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Policy’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(d) Appeal to Executive Vice President.
     (i) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Executive Vice President within sixty (60) days of receipt of the notification of denial. The appeal must be addressed to: Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, for good cause shown, may extend the period during which the appeal may be filed for another sixty (60) days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

[1]	For purposes of this Section 7, if the Executive Vice President, Human Resources is the claimant the General Counsel shall perform the claim and appeal functions of the Executive Vice President, Human Resources.

     (ii) The Executive Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Executive Vice President shall not be restricted in his or her review to those provisions of the Policy cited in the original denial of the claim.
     (iii) The Executive Vice President shall issue a written decision within a reasonable period of time but not later than sixty (60) days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than one hundred twenty (120) days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial sixty (60) day period. This notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the appeal.
     (iv) If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Policy provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Policy and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.
     (v) The decision of the Executive Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.
(e) Exhaustion of Remedies. No legal or equitable action for benefits under the Policy shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 7(b), has been notified that the claim is denied in accordance with Section 7(c), has filed a written request for a review of the claim in accordance with Section 7(d), and has been notified in writing that the Executive Vice President has affirmed the denial of the claim in accordance with Section 7(d).
8. GENERAL PROVISIONS.
(a) Basis of Payments to and from Policy. All benefits under the Policy shall be paid by McKesson. The Policy shall be unfunded and benefits hereunder shall be paid only from the general assets of McKesson. Nothing contained in the Policy shall be deemed to create a trust of any kind for the benefit of any employee, or create any fiduciary relationship between the Company and any employee with respect to any assets of the Company. McKesson is under no obligation to fund the benefits provided herein prior to payment, although it may do so if it chooses. Any assets which McKesson chooses to use for advance funding shall not cause the Policy to be a funded plan within the meaning of ERISA.
(b) No Employment Rights. Nothing in the Policy shall be deemed to give any individual the right to remain in the employ of the Company or a subsidiary or to limit in any way the right of the Company or a subsidiary to discharge, demote, reclassify, transfer, relocate an individual or terminate an individual’s employment at any time and for any reason, which right is hereby reserved.
(c) Non-alienation of Benefits. No benefit payable under the Policy shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do shall be void.
(d) Legal Construction. The Policy shall be governed and interpreted in accordance with ERISA.
(e) Successors to McKesson. McKesson shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of McKesson to assume and agree to perform the obligations of McKesson under the Policy in the same manner and to the same extent that McKesson would be required to perform if no such succession or assignment had taken place.
(f) Section 409A Compliance. Notwithstanding any other provision of this Policy, McKesson shall administer and construe this Policy in accordance with Section 409A of the Code, the regulations promulgated thereunder, and any other published interpretive authority, as issued or amended from time to time. McKesson shall have the authority to delay the payment of any amounts under this Policy to the extent it deems necessary. appropriate to comply with Section 409A of the Code.
(g) No Assignment of Benefits. No benefits payable under the Policy shall be subject to anticipation, alienation, sale, transfer, assignment, pledge or other encumbrance, and any attempt to do so shall be void.
9. DEFINITIONS.
Whenever used and capitalized in the text of the Policy, the following terms shall have the meaning set forth below:
(a) “Base Salary and Bonus” means the Participant’s annual base salary as in effect immediately prior to the date of such Participant’s separation and the Individual Target Award for such Participant for the fiscal year in which such Participant’s Separation from Service occurs, in each case inclusive of any amounts deferred by the intended recipient.
(b) “Board” shall mean the Board of Directors of McKesson.
(c) “Cause” means termination of the Participant’s employment upon the Participant’s willful engagement in misconduct which is demonstrably and materially injurious to the Employer. No act, or failure to act, on the part of the Participant shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Employer.
(d) A “Change in Control” means the occurrence of any change in ownership of McKesson, change in effective control of McKesson, or change in the ownership of a substantial portion of the assets of McKesson, as defined in Treasury Regulation section 1.409A-3(i)(5), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.
(e) “Code” means the Internal Revenue Code of 1986, as amended.
(f) “Committee” means the Compensation Committee of the Board.
(f) “Company” means McKesson and any affiliate that would be considered a service recipient for purposes of Treasury Regulation section 1.409A-1(g).
(g) “Earnings” means a Participant’s (i) annual base salary and (ii) the greater of (A) the Participant’s target bonus under McKesson’s Management Incentive Plan or (B) the average of the Participant’s award paid pursuant to the MIP for the latest three years for which the Participant was eligible to receive an award (or such lesser period of time during which the Participant was eligible to receive an award).
(h) “Eligible Employee” means an employee of the Company who the Committee designates as eligible to be a Participant in this Policy. When designating an individual or a group as an Eligible Employee(s), the Committee shall:
(i) Whether the Eligible Employee shall be a Tier One Participant, a Tier Two Participant or a Tier Three Participant, if the Eligible Employee becomes a Participant;
(ii) Make such designation on a year-by-year basis no later than December 31 of each year, which shall become effective and irrevocable as of the January 1 of the year immediately following the date on which the designation is made until December 31 of the same year; provided, however, that if such individual is a new employee of McKesson, who would be considered newly eligible to participate in accordance with Treasury Regulation section 1.409A-2(a)(7), and the Committee designates him or her as eligible to participate in the Policy within thirty (30) days following his or her commencement of services with McKesson, then at the end of the thirty (30) day period such designation by the Committee shall become effective and irrevocable for the calendar year in which the designation was made; and
(iii) Notwithstanding Paragraph (ii) above, after a Change in Control, any employee who is designated as eligible to be a Participant effective as of the January 1 preceding the Change in Control shall not be removed from eligibility for twenty-four (24) months after the Change in Control.
For the avoidance of doubt, an employee who is designated as an Eligible Employee in one year shall not have the right to be designated as an Eligible Employee in a subsequent year.
Notwithstanding the foregoing, if any employee designated as an Eligible Employee is involuntarily terminated by the Company for Cause, or has a termination of employment or Separation from Service without Good Reason, then such employee shall cease to be an Eligible Employee and shall not be eligible to receive any payment under this Policy.
(i) “Employer” means McKesson and any other affiliate that would be considered a service recipient or employer for purposes Treasury Regulation section 1.409A-1(h)(3).

(j) “Good Reason” means any of the following actions, if taken without the express written consent of the Participant, which shall not be affected by the Participant’s incapacity due to physical or mental illness:
(i) Any material change by the Company in the Participant’s functions, duties or responsibilities, which change would cause the Participant ‘s position with the Company to become of less dignity, responsibility, importance, or scope as compared to the position and attributes that applied to the Participant immediately prior to the Change in Control;
(ii) Any significant reduction in the Participant’s base annual salary, MIP target or Long Term Incentive compensation (LTI) targets, which LTI targets include cash awards with performance periods greater than one year and equity based grants, except for a reduction effected as part of an across-the-board reduction affecting all executive officers of the Company;
(iii) Any material failure by the Company to comply with any of the provisions of an award (or of any employment agreement between the parties) subsequent to a Change in Control;
(iv) The Company’s requiring the Participant to be based at any office or location more than 25 miles from the office at which the Participant is based on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities;
(v) For Tier One employees only, any change in the person to whom the Participant reports, as this relationship existed immediately prior to a Change in Control.
(k) “Identification Date” means each December 31.
(l) “Individual Target Award” has the same meaning as “Individual Target Award” under the MIP.
(m) “McKesson” means McKesson Corporation, a Delaware corporation.
(n) “MIP” means the McKesson Corporation 2005 Management Incentive Plan.
(o) “Participant” means (i) an individual who is an Eligible Employee, and (ii) whose employment is terminated under circumstances that render him or her eligible for the benefits described in Section 2 of the Policy. Participant” shall not include any individual covered by an agreement with the Company or an affiliate that provides for benefits in the event of a change in control or similar event.
(p) “Separation from Service” means termination of employment with the Employer, except in the event of death. A Participant shall be deemed to have had a Separation from Service if the Participant’s service with the Employer is reduced to an annual rate that is equal to or less than twenty percent (20%) of the services rendered, on average, during the immediately preceding three (3) years of service with the Employer (or if providing service to the Employer less than three (3) years, such lesser period).

(q) “Specified Employee” means a Participant who, on an Identification Date, is:
(i) An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty (50) officers of the Company shall be determined to be Specified Employees as of any Identification Date;
(ii) A five percent (5%) owner of the Company; or
(iii) A one percent (1%) owner of the Company having annual compensation from the Company of more than $150,000.
For purposes of determining whether a Participant is a Specified Employee, Treasury Regulation section 1.415(c)-2(d)(11)(ii) shall be used to calculate compensation. If a Participant is identified as a Specified Employee on an Identification Date, then such Participant shall be considered a Specified Employee for purposes of the Policy during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.
10. EXECUTION
This amendment and restatement to the Change in Control Policy was adopted effective April 21, 2009.
McKESSON CORPORATION
By: /s/ Jorge L. Figueredo
Jorge L. Figueredo
Executive Vice President, Human Resources